UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 13, 2013

Date of Report (date of earliest event reported)

ASCENA RETAIL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-11736	30-0641353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Dunnigan Drive

Suffern, New York 10901

(Address of principal executive offices, including zip code)

(845) 369-4500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 – Entry into a Material Definitive Agreement.

On March 13, 2013, Ascena Retail Group, Inc. (the “Company”) and certain of its domestic subsidiaries entered into an amendment and restatement agreement (the “Amendment and Restatement Agreement”) to amend and restate the Company’s credit agreement dated as of January 3, 2011, as amended and restated as of June14, 2012 (the “Existing Credit Agreement”) with the lenders thereunder and JPMorgan Chase Bank, N.A., as administrative agent.

The Amendment and Restatement Agreement amended and restated the Existing Credit Agreement by increasing the five-year credit facility by $50 million from $250 million to $300 million. The Company then borrowed $263,500,000 under the Existing Credit Agreement to pay off the entire principal balance outstanding under the Term Credit Agreement, dated as of June 14, 2012, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. Immediately after paying off the Term Credit Agreement, the Existing Credit Agreement was amended and restated (the “Restated Credit Agreement”). The Restated Credit Agreement is among the Company and certain of its domestic subsidiaries, and JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, U.S. Bank National Association and Fifth Third Bank, as co-documentation agents, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book runners.  The Restated Credit Agreement provides a senior secured revolving credit facility up to $500 million. The Existing Credit Agreement was scheduled to expire on June14, 2017, but the Restated Credit Agreement will mature on June 14, 2018. The revolving credit facility may be used for the issuance of letters of credit, to fund working capital requirements and capital expenditures, and for general corporate purposes. The Restated Credit Agreement includes a $250 million letter of credit sublimit, of which $60 million can be used for standby letters of credit, and a $25 million swing loan sublimit. The interest rates, pricing and fees under the Restated Credit Agreement fluctuate based on excess availability, as defined in the Restated Credit Agreement.

The Restated Credit Agreement contains customary representations, warranties, and affirmative covenants. The Restated Credit Agreement also contains customary negative covenants, subject to negotiated exceptions on (i) liens, (ii) investments, (iii) indebtedness, (iv) significant corporate changes, including mergers and acquisitions, (v) dispositions, (vi) restricted payments and certain other restrictive agreements. The Restated Credit Agreement also contains customary events of default, such as payment defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency, the occurrence of a defined change in control, or the failure to observe the negative covenants and other covenants related to the operation of the Company’s business.

The Company’s obligations under the Restated Credit Agreement are guaranteed by certain of its domestic subsidiaries (the “Subsidiary Guarantors”). As collateral security under the Restated Credit Agreement and the guarantees thereof, the Company and the Subsidiary Guarantors have granted to the administrative agent, for the benefit of the lenders, a lien on substantially all of their tangible and intangible assets, including, without limitation, certain domestic inventory and certain material real estate.

The above descriptions of the Amendment and Restatement Agreement and the Restated Credit Agreement are not complete and are qualified in their entirety by the actual terms of the agreements, copies of which are attached to this report as Exhibit 10.1 and Exhibit 10.2.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No	Description

10.1

Amendment and Restatement Agreement dated as of March 13, 2013, to the Amended and Restated Credit Agreement dated as of January 3, 2011, as further amended and restated as of June 14, 2012, among Ascena Retail Group, Inc., the other Loan Parties thereto, the Lenders party thereto, the Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Swingline Lender.

10.2	Amended and Restated Credit Agreement dated as of January 3, 2011, as further amended and restated as of June 14, 2012, as further amended and restated as of March 13, 2013, among Ascena Retail Group, Inc., the Borrowing Subsidiaries party thereto, the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENA RETAIL GROUP, INC.

Date: March 14, 2013	By	/s/ Jay Levine
Jay Levine
Senior Vice President, Chief Accounting Officer and Corporate Controller
(Principal Accounting Officer)